CONTACT:   William L. Flaherty                RELEASE DATE:  October 3, 1995
           Vice President - Finance
           (513) 841-6675


           Karen Durand
           Director, Investor Relations
           (513) 841-6986

                                              FOR IMMEDIATE RELEASE

                      GIBSON GREETINGS REACHES AGREEMENT
                  TO SELL CLEO, INC. TO CSS INDUSTRIES, INC.


          CINCINNATI, OHIO, October 3, 1995 -- Gibson Greetings, Inc. (NASDAQ: GIBG) announced today that it has signed a definitive agreement to sell Cleo, Inc., the Company's wholly-owned gift wrap subsidiary, to CSS Industries, Inc. (NYSE: CSS). Pursuant to the agreement, total consideration to Gibson will amount to approximately $128.5 million, including $96.5 million in cash, a note payable in 75 days for approximately $20 million and $12 million which will be held in escrow for certain post-closing adjustments and indemnification obligations. Additionally, Gibson will be released from approximately $14 million of third-party debt which will be retained by Cleo under its new owner. Closing is anticipated no later than November 15, 1995.

          Consummation of the transaction is subject to obtaining specified regulatory approvals and consents of third parties and to certain other customary closing conditions.

          Gibson's financial results for the third quarter and nine months ended September 30, 1995 will include a loss on the sale of Cleo of approximately $55 million, after-tax. The Company plans to use the proceeds from the sale of Cleo to reduce Gibson's outstanding borrowings, which will leave the Company with a substantially more liquid balance sheet.

          CSS Industries, Inc., headquartered in Philadelphia, is a diversified holding company engaged in the manufacture and sale of seasonal and everyday decorative paper products, other Halloween and Easter seasonal products, ribbons and bows, and business forms. CSS manufactures and markets these products through three groups of operating subsidiaries: The Paper Magic Group, Inc.; Berwick Industries, Inc.; and Rapidforms, Inc.

          Benjamin J. Sottile, Chairman, President and Chief Executive Officer of Gibson Greetings, said: "As we indicated in May when we announced our intention to identify prospective buyers for Cleo, we believe this sale will allow Gibson to sharpen its focus on the core greeting card business. We are particularly pleased to reach this agreement with CSS, which is a well-established and well-regarded leader in the seasonal social expression business, primarily through its Paper Magic and Berwick subsidiaries." "We expect a smooth transition of ownership," Mr. Sottile added, "and that Cleo's customers will continue to have their needs addressed in a timely fashion. Indeed, they will now be able to reap the benefits of a strong and viable organization that has excellent prospects for future growth."

          Gibson Greetings, Inc. is the world's second largest publicly owned manufacturer and distributor of everyday and seasonal greeting cards, gift wrap and related social expression products.


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